EXHIBIT 99-1

FOR IMMEDIATE RELEASE:

          California Amplifier Reports FY 2005 First Quarter Results

            *  Q1 revenues up 140% from prior year to $45 million

            *  Q1 net income improves $2.4 million from prior year


Oxnard, Calif., July 13, 2004 - California Amplifier, Inc. (NASDAQ: CAMP) today reported results for its first quarter ended May 31, 2004.

Revenue for the first quarter of fiscal 2005 was $45.0 million, compared to $18.6 million for the first quarter of the prior year. The period over period increase in revenue is due primarily to the improvement in the satellite product sales which began late in the Company's fiscal 2004 second quarter. Net income for the first quarter was $1.3 million, or $0.07 per diluted share, compared to a net loss of $1.1 million, or $0.07 per diluted share for the first quarter of fiscal year 2004.

Fred Sturm, President and Chief Executive Officer, commented, "CalAmp is in the early stages of re-defining the Company beyond its historical set of customers and markets. Integration of the Vytek business is well underway and we are actively pursuing opportunities which will capitalize on our combined strengths in RF and embedded software design, development and manufacturing to provide a complete content delivery or communication solution. The newly formed Solutions Division had revenues of $4.5 million for the seven week period included in this quarter. The Solutions Division experienced a loss of approximately $1.5 million during this period including pre-tax charges arising from the acquisition for writing off in-process research and development of $471,000 and an intangible asset amortization expense of $234,000. We anticipate that with the major elements of the integration effort being concluded during the second quarter we will begin to see improving operational contribution from this segment of our business during the second half of our fiscal year. I am also pleased to report that the consolidation of Vytek's product manufacturing operation into CalAmp's Ventura County facility is substantially ahead of plan and expected to be completed in July which should further help to reduce costs going forward."

Mr. Sturm added, "During the quarter we continued to make progress in two key product developments. Beta testing of our "Directed AP" product for the enterprise WiFi Access Point market is expected to begin during August. Also, customer testing is underway of our satellite product targeted to support improved Digital Video Recorder market penetration by one of our major customers. This product, which substantially reduces the cost and complexity of installation of Digital Video Recorders, is undergoing set top box compatibility and stress testing. These tests are expected to be complete in August, with production starting in our fiscal third quarter."

Mr. Sturm also noted, "Based on our current visibility, we estimate fiscal 2005 second quarter revenues in the range of $48 to $55 million and earnings in the range of $0.05 to $0.09 cents per diluted share. Included in these estimates are charges of $434,000 for amortization of intangible assets."

About CalAmp
------------
CalAmp is a leading provider of wired and wireless communication solutions with comprehensive capabilities ranging from product design and consulting services through high volume manufacturing and support. CalAmp is a trusted partner delivering cost-effective, high quality solutions to a broad array of customers and markets including direct broadcast satellite
(DBS), digital multimedia content delivery, health care, retailing, public safety, and both residential and enterprise connectivity. The Company is headquartered in Ventura County, California and has approximately 800 employees. Founded in 1981, CalAmp has been publicly traded since 1983 as
NASDAQ: CAMP.

Forward Looking Statement
-------------------------
Statements in this press release that are not historical in nature are forward-looking statements, which involve known and unknown risks and uncertainties. Words such as "may," "will," "expects," "intends," "plans," "believes," "seeks," "could," "estimate" and variations of these words and similar expressions are intended to identify forward-looking statements. Actual results could differ materially from those implied by such forward-looking statements due to a variety of factors, including, general and industry economic conditions, competition, development factors, operating costs, the Company's ability to integrate the Vytek acquisition successfully and other risks and uncertainties that are detailed from time to time in the Company's filings with the Securities and Exchange Commission. Although the Company believes the expectations reflected in such forward-looking statements are based upon reasonable assumptions, it can give no assurance that its expectations will be attained. The Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

For more information, contact:
       Crocker Coulson                    Rick Vitelle
       Partner                            Chief Financial Officer
       CCG Investor Relations             California Amplifier, Inc.
       (818) 789-0100                     (805) 987-9000
       crocker.coulson@coffincg.com


                              [TABLES FOLLOW]

                              CALIFORNIA AMPLIFIER, INC.
                        CONSOLIDATED STATEMENTS OF OPERATIONS
                  (unaudited, in thousands, except per share amounts)



                                 Three Months Ended
                                        May 31,
                                 -------------------
                                   2004        2003
                                 -------     -------
Revenue                          $44,997     $18,566
Cost of revenue                   36,696      17,260
                                 -------     -------
Gross profit                       8,301       1,306
                                 -------     -------
Operating expenses:
  Research and development         1,807       1,362
  Selling                          1,072         494
  General and administrative       2,445         844
  Intangible asset amortization      260          -
  In-process research and
   development                       471          -
                                 -------     -------
Total operating expenses           6,055       2,700
                                 -------     -------
Operating income (loss)            2,246      (1,394)

Non-operating expense, net           (64)        (53)
                                 -------     -------
Income (loss) before income
 taxes                             2,182      (1,447)

Income tax (provision) benefit      (873)        345
                                 -------     -------

Net income (loss)                $ 1,309     $(1,102)
                                 =======     =======

Net (loss) income per share:
  Basic                          $  0.07     $ (0.07)
  Diluted                        $  0.07     $ (0.07)

Shares used in per share
 calculations:
   Basic                          18,755      14,745
   Diluted                        19,750      14,745


BUSINESS UNIT SALES INFORMATION:
                                 Three Months Ended
                                        May 31,
                                 -------------------
                                   2004        2003
                                 -------     -------
Products Division                $40,499     $18,566
Solutions Division                 4,498         -
                                 -------     -------
Total                            $44,997     $18,566
                                 =======     =======

                             CALIFORNIA AMPLIFIER, INC.
                            CONSOLIDATED BALANCE SHEETS
                            (unaudited - in thousands)

                                                     May 31,       Feb. 28,
                                                      2004           2004
                                                    --------       --------

                    Assets
Current assets:
  Cash and cash equivalents                         $ 23,640        $ 22,885
  Accounts receivable, net                            20,931          18,579
  Inventories                                         23,408          20,253
  Deferred income tax assets                           3,018           2,404
  Prepaid expenses and other current assets            5,130           3,244
                                                    --------        --------
     Total current assets                             76,127          67,365

Property and equipment, at cost, net of
 accumulated depreciation and amortization             5,309           4,381
Deferred income tax assets, less current portion       2,936           4,359
Goodwill                                             100,562          20,938
Other intangible assets, net                           5,261             200
Other assets                                           2,455             399
                                                    --------        --------
                                                    $192,650        $ 97,642
                                                    ========        ========
    Liabilities and Stockholders' Equity
Current liabilities:
  Current portion of long-term debt                 $  3,774        $  3,603
  Accounts payable                                    20,570          17,395
  Accrued payroll and employee benefits                3,403           1,513
  Other accrued liabilities                            4,517           2,078
  Deferred revenue                                     1,075             -
                                                    --------        --------
     Total current liabilities                        33,339          24,589
                                                    --------        --------
Long-term debt, less current portion                   9,077           7,690
                                                    --------        --------
Commitments and contingencies

Stockholders' equity:
  Common stock                                           231             149
  Additional paid-in capital                         137,539          44,486
  Common stock held in escrow                         (9,594)            -
  Retained earnings                                   22,859          21,550
  Accumulated other comprehensive loss                  (801)           (822)
                                                    --------        --------
     Total stockholders' equity                      150,234          65,363
                                                    --------        --------
                                                    $192,650        $ 97,642
                                                    ========        ========


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